Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

    AIM SERVICES Co., Ltd.

    Tokyo, Japan:

We have audited the accompanying consolidated balance sheets of AIM SERVICES Co., Ltd. and subsidiaries (the “Company”) as of March 31, 2011 and 2010, and the related consolidated statements of income for each of the three years in the period ended March 31, 2011, the consolidated statement of comprehensive income for the year ended March 31, 2011, and the related consolidated statements of changes in equity, and cash flows for each of the three years in the period ended March 31, 2011 (all expressed in Japanese yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2011, in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”).

Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 16 to the consolidated financial statements.

Our audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC

Tokyo, Japan

December 1, 2011

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2011 and 2010

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents (Notes 2.b)	¥12,321,527	¥8,777,075	$148,452
Marketable securities (Notes 2.d and 3)	99,963	99,924	1,204
Receivables:
Trade notes	18,576	367	224
Trade accounts	13,598,395	13,493,551	163,836
Other	198,506	151,842	2,392
Inventories (Notes 2.c and 4)	1,458,757	1,544,982	17,575
Short-term loans	3,739	7,894	45
Deferred tax assets (Notes 2.o and 8)	1,834,270	1,941,748	22,100
Prepaid expenses and other	666,119	287,722	8,026
Allowance for doubtful accounts	(12,190)	(22,950)	(147)

Total current assets	30,187,662	26,282,155	363,707

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f, 2.g, 2.l, 2.m, 9 and 10):
Land	298,843	747,856	3,601
Buildings and structures	1,175,244	1,724,014	14,160
Machinery and equipment	262,731	1,056,935	3,165
Furniture and fixtures	1,475,523	1,434,810	17,777
Lease assets	701,273	222,831	8,449

Total	3,913,614	5,186,446	47,152
Accumulated depreciation	(2,049,606)	(3,152,320)	(24,694)

Net property, plant and equipment	1,864,008	2,034,126	22,458

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	724,029	849,366	8,723
Investment in an associated company (Note 2.e)	747,143	657,986	9,002
Golf membership (Note 2.h)	203,910	203,910	2,457
Operating rights (Note 2.i)		18,947
Goodwill (Notes 2.a)	1,888,109	2,206,047	22,748
Lease deposits (Notes 2.j and 2.l)	919,258	889,805	11,075
Insurance deposits (Note 2.j)	418,550	477,364	5,043
Deferred tax assets (Notes 2.o and 8)	561,574	452,156	6,766
Other assets (Note 6)	1,027,646	979,986	12,381
Allowance for doubtful accounts	(94,514)	(84,328)	(1,139)

Total investments and other assets	6,395,705	6,651,239	77,056

TOTAL	¥38,447,375	¥34,967,520	$463,221

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2011 and 2010

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2010	2011
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term bank loans (Note 5)	¥2,000,000	¥500,000	$24,096
Payables:
Trade notes	234,166	258,081	2,821
Trade accounts	7,569,823	7,647,065	91,203
Other	406,474	104,147	4,897
Income tax payable	1,022,938	1,133,914	12,325
Consumption tax payable	658,801	733,339	7,937
Accrued bonuses to employees	3,511,434	3,769,738	42,307
Accrued bonuses to directors and corporate auditors	29,250	29,150	352
Accrued expenses	6,100,893	6,091,412	73,505
Other current liabilities	878,898	718,140	10,589

Total current liabilities	22,412,677	20,984,986	270,032

LONG-TERM LIABILITIES:
Employees’ retirement benefits (Notes 2.k and 6)	1,323,465	1,266,139	15,945
Retirement benefits for directors and corporate auditors (Note 2.k)	80,343	86,737	968
Long-term lease obligations (Note 9)	460,752	142,053	5,551
Other long-term liabilities (Notes 10)	232,689	202,510	2,804

Total long-term liabilities	2,097,249	1,697,439	25,268

EQUITY (Notes 7 and 14)
Common stock—authorized, 7,000,000 shares; issued, 556 shares in 2011 and 2010; and class shares subject to call option—authorized, 14,000,000 shares; issued, 11,507,826 shares in 2011 and 2010	1,909,797	1,909,797	23,010
Class A shares—authorized, 7,000,000 shares; issued, no shares in 2011 and 2010
Additional paid-in capital	2,591,398	2,591,398	31,222
Retained earnings	10,124,683	8,379,127	121,984
Treasury stock—at cost:
Common stock—2 shares in 2011 and 2010; and class shares subject to call option—11,507,826 shares in 2011 and 2010	(680,820)	(680,820)	(8,203)
Accumulated other comprehensive income Unrealized gain (loss) on available-for-sale securities	(7,609)	33,082	(92)

Minority interests (Note 2.a)		52,511

Total equity	13,937,449	12,285,095	167,921

TOTAL	¥38,447,375	¥34,967,520	$463,221

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2011, 2010 and 2009

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2011	2010	2009	2011
NET SALES (Note 2.r)	¥144,862,497	¥142,689,075	¥148,205,385	$1,745,331
COST OF SALES	126,605,907	125,208,085	130,296,828	1,525,372

Gross profit	18,256,590	17,480,990	17,908,557	219,959
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,013,783	10,929,172	12,471,676	144,744

Operating income	6,242,807	6,551,818	5,436,881	75,215

OTHER INCOME (EXPENSES):
Interest and dividend income	13,649	14,890	21,628	164
Interest expense	(16,500)	(18,716)	(14,293)	(199)
Loss on impairment of long-lived assets (Note 2.g)		(128,230)	(1,114)
Gain on sales of shares of subsidiaries (Note 2.a)	313,669		424,557	3,779
Impairment loss of goodwill (Notes 2.a)		(578,056)
Other—net (Note 3)	87,370	178,171	109,816	1,053

Other income (expenses)—net	398,188	(531,941)	540,594	4,797

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	6,640,995	6,019,877	5,977,475	80,012

INCOME TAXES (Note 8):
Current	3,163,705	2,939,221	3,065,799	38,117
Deferred	12,316	137,010	(28,897)	148

Total income taxes	3,176,021	3,076,231	3,036,902	38,265

NET INCOME BEFORE MINORITY INTERESTS	3,464,974	2,943,646	2,940,573	41,747

MINORITY INTERESTS IN NET INCOME	(8,666)	(5,897)	(5,616)	(105)

NET INCOME	¥3,456,308	¥2,937,749	¥2,934,957	$41,642

	Yen			U.S. Dollars (Note 1)
	2011	2010	2009	2011
PER SHARE OF COMMON STOCK—Net income (Note 2.q)	¥6,238,824.08	¥5,302,795.87	¥5,297,757.03	$75,166.56

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statement of Comprehensive Income

Year Ended March 31, 2011

	Thousands of Yen	Thousands of U.S. Dollars (Note 1)
	2011	2011
NET INCOME BEFORE MINORITY INTERESTS	¥3,464,974	$41,747
Other comprehensive income
Unrealized gain (loss) on available-for-sale securities (net of tax)	(40,691)	(490)

Total other comprehensive income	(40,691)	(490)

Comprehensive income (Note 14)	¥3,424,283	$41,257

Total comprehensive income attributable to:
Owners of parent	¥3,415,617	$41,152
Minority interests	8,666	105

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2011, 2010 and 2009

	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available- for-Sale Securities	Minority Interests		Total Equity
BALANCE, MARCH 31, 2008	554	¥1,909,797	¥2,591,398	¥8,901,243	¥(680,820)	¥34,153		¥40,998	¥12,796,769
Net income				2,934,957					2,934,957
Cash dividends, ¥6,780,000 per share				(2,000,494)					(2,000,494)
Net change in the year						(47,332)		5,616	(41,716)

BALANCE, MARCH 31, 2009	554	1,909,797	2,591,398	9,835,706	(680,820)	(13,179)		46,614	13,689,516
Net income				2,937,749					2,937,749
Cash dividends, ¥7,932,000 per share				(4,394,328)					(4,394,328)
Net change in the year						46,261		5,897	52,158

BALANCE, MARCH 31, 2010	554	1,909,797	2,591,398	8,379,127	(680,820)	33,082		52,511	12,285,095
Net income				3,456,308					3,456,308
Cash dividends, ¥3,088,000 per share				(1,710,752)					(1,710,752)
Net change in the year						(40,691)		(52,511)	(93,202)

BALANCE, MARCH 31, 2011	554	¥1,909,797	¥2,591,398	¥10,124,683	¥(680,820)	¥(7,609)	¥		¥13,937,449

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unrealized Gain (Loss) on Available- for-Sale Securities	Minority Interests		Total Equity
BALANCE, MARCH 31, 2010	$23,010	$31,222	$100,953	$(8,203)	$398		$633	$148,013
Net income			41,642					41,642
Cash dividends, $37,205 per share			(20,611)					(20,611)
Net change in the year					(490)		(633)	(1,123)

BALANCE, MARCH 31, 2011	$23,010	$31,222	$121,984	$(8,203)	$(92)	$		$167,921

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2011, 2010 and 2009

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2011	2010	2009	2011
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥6,640,995	¥6,019,877	¥5,977,475	$80,012

Adjustments for:
Income taxes—paid	(3,251,018)	(3,613,658)	(2,870,323)	(39,169)
Depreciation and amortization	758,497	588,864	500,186	9,138
Amortization of goodwill	342,707	414,281	414,281	4,129
Provision for (reversal of) allowance for doubtful receivables	2,996	(33,984)	(16,127)	36
Provision for (reversal of) accrued bonuses to employees	(250,230)	(69,279)	112,724	(3,015)
Provision for (reversal of) accrued bonuses to directors and corporate auditors	100	(2,400)	(26,806)	1
Provision for (reversal of) accrued employees’ retirement benefits	98,674	77,726	(53,226)	1,189
Provision for (reversal of) accrued retirement benefits for directors and corporate auditors	(6,394)	4,973	(117,812)	(77)
Equity in earnings of an associated company	(112,078)	(114,587)	(85,527)	(1,350)
Gain on sales of property, plant and equipment	(296)	(721)	(99)	(3)
Loss on disposal and sales of property, plant and equipment	39,460	16,636	27,074	475
Gain on sales of shares of subsidiaries	(313,669)		(424,557)	(3,779)
Loss on impairment of long-lived assets		128,230	1,114
Impairment loss of goodwill		578,056
Asset retirement cost	86	41,204		1
Gain on sales of investment securities			(130)
Loss on sales of investment securities		4,643
Write-off of investment securities	77,343		57,634	932
Increase in receivables—trade accounts (see ADDITIONAL INFORMATION to the consolidated statements of cash flows)	(306,755)	(399,311)	(166,124)	(3,696)
Increase in inventories	(39,287)	(26,863)	(49,640)	(473)
Decrease (increase) in interest receivable	(69)	503	(166)	(1)
Increase (decrease) in trade payables	(31,788)	334,369	(312,074)	(383)
Increase in interest payable	244		9	3
Other—net	84,230	(728,723)	774,882	1,015

Total adjustments	(2,907,247)	(2,800,041)	(2,234,707)	(35,027)

Net cash provided by operating activities—(Forward)	¥3,733,748	¥3,219,836	¥3,742,768	$44,985

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2011, 2010 and 2009

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2011	2010	2009	2011
Net cash provided by operating activities—(Forward)	¥3,733,748	¥3,219,836	¥3,742,768	$44,985

INVESTING ACTIVITIES:
Purchases of marketable securities	(99,963)	(99,924)	(99,764)	(1,204)
Redemption of marketable securities	100,000	100,000	99,660	1,205
Purchases of property, plant and equipment	(296,820)	(224,493)	(441,654)	(3,576)
Proceeds from sales of property, plant and equipment	6,727	1,768	3,827	81
Purchases of intangible assets	(196,477)	(132,481)	(288,629)	(2,367)
Proceeds from sales of intangible assets	51		12	1
Purchases of investment securities	(19,627)	(20,986)	(21,505)	(237)
Proceeds from sales of investment securities		85,221	576
Disbursements for purchases of shares of subsidiary	(85,946)			(1,036)
Proceeds from sales of shares of subsidiaries	651,099		284,467	7,844
Disbursements for originating loans	(2,090)	(5,315)	(1,613,310)	(25)
Proceeds from collections of loans	8,387	1,614,744	13,817	101
Disbursements for rental deposits	(441,442)
Other	(3,625)	(85,801)	(37,934)	(5,362)

Net cash provided by (used in) investing activities	(379,726)	1,232,733	(2,100,437)	(4,575)

FINANCING ACTIVITIES:
Increase in short-term bank loans	6,600,000	5,510,000		79,518
Decrease in short-term bank loans	(4,600,000)	(5,010,000)		(55,422)
Repayments of capital lease obligation	(98,818)	(30,418)	(15,226)	(1,191)
Dividends paid	(1,710,752)	(4,394,328)	(2,000,494)	(20,611)

Net cash provided by (used in) financing activities	190,430	(3,924,746)	(2,015,720)	2,294

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,544,452	527,823	(373,389)	42,704
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,777,075	8,249,252	8,622,641	105,748

CASH AND CASH EQUIVALENTS, END OF YEAR	¥12,321,527	¥8,777,075	¥8,249,252	$148,452

Continued on following page.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2011, 2010 and 2009

ADDITIONAL INFORMATION

Interest payments for the years ended March 31, 2011, 2010 and 2009 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2011	2010	2009	2011
Interest payments	¥16,256	¥18,716	¥14,284	$199

Non-cash investing and financing activities were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2011	2010	2009	2011
Sales of shares of subsidiaries:
Current assets	¥605,625		¥1,052,256	$7,296
Fixed assets	813,154		112,406	9,797
Current liabilities	(831,100)		(932,128)	(10,013)
Long-term liabilities	(41,348)		(19,191)	(498)
Gain on sales of shares of subsidiaries	313,669		424,557	3,779

Gross proceeds from sales of shares of subsidiaries	860,000		637,900	10,361
Cash and cash equivalents of the sold subsidiaries	(208,901)		(353,433)	(2,517)

Net proceeds from sales of shares of subsidiaries	¥651,099		¥284,467	7,844

Acquisition of lease assets and obligations under finance leases	¥497,665	¥112,897	¥116,557	$5,996

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any Co., Ltd. (“Any”) to a third party (see Note 2.a for further information). The cash flows of Any were excluded from the consolidated statements of cash flows after the sale date while cash flows from assets and liabilities of Any including receivables—trade accounts from April 1, 2008 to November 28, 2008 were included in preparing the consolidated statement of cash flows for the year ended March 31, 2009. As a result, the balance of receivables—trade accounts was decreased from April 1, 2008 to March 31, 2009 by the amount of ¥414,712 thousand on the consolidated balance sheet, in contrast to the increase of receivables—trade accounts of ¥166,124 thousand on the consolidated statements of cash flows.

On March 31, 2011, the Company sold all shares of the common stock of its subsidiary, Nissho Linen Supply Co., Ltd. (“Nissho”) to a third party (see Note 2.a for further information). The cash flows of Nissho from January 1, 2010 to March 31, 2011 were included in the consolidated statement of cash flows for the year ended March 31, 2011.

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2011, 2010 and 2009

1.	BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Companies Act of Japan (the “Companies Act”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 16 to the consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements, including additions of the consolidated statements of cash flows and footnote disclosures, have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2010 and 2009 financial statements to conform to the classifications used in 2011.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which AIM SERVICES Co., Ltd. (the “Company”) is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥83 to $1, the approximate rate of exchange at March 31, 2011. Such translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The consolidated financial statements as of March 31, 2011 include the accounts of the Company and all 11 (12 in 2010 and 13 in 2009) subsidiaries (together, the “Group”).

An investment in an associated company (a company over which the Company has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.

The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 8 to 13 years.

For the fiscal year ended March 31, 2010, due to the decrease in revenue of the office coffee and tea services segment, the Company recognized the impairment of goodwill balance to the recoverable value. The impairment amounted to ¥578,056 thousand.

Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

On November 28, 2008, the Company sold all shares of the common stock of its subsidiary, Any, to MOSHI MOSHI HOTLINE, INC., an equity method investee of one of the Company’s major shareholders. Any had been a wholly owned subsidiary of the Company engaged in the temporary employment businesses. The Company sold all shares of Any to redeploy the Company’s capital to its core food servicing businesses due to the lack of the positive synergy between Any and the Company’s businesses. The gross proceeds from the sale were ¥637,900 thousand, and the gain from the sale was ¥424,557 thousand.

The Company, acquired the remaining 5.37% of ownership interest in Nissho on March 18, 2011 and sold all shares of the common stock of its wholly owned subsidiary to Yamashita Co, a third party on March 31, 2011 to redeploy the Company’s capital to its core food servicing businesses. Nissho had been a subsidiary of the Company engaged in the linen supply businesses and had December 31 fiscal year end. As the Company sold its shares on March 31, 2011, Nissho’s income and loss, and cash flows from January 1, 2010 to March 31, 2011 were included in the Company’s consolidated financial statements. The gross proceeds from the sale were ¥860,000 thousand ($10,361 thousand), and the gain from the sale was ¥313,669 thousand ($3,779 thousand). Nissho’s net income after tax during the 3 months from January 1, 2011 to March 31, 2011, amounted to ¥12,453 thousand ($150 thousand).

b.	Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition.

c.	Inventories—Inventories are mainly stated at the latest purchase price which approximates the first-in, first-out cost method. In accordance with the Accounting Standards Board of Japan (the “ASBJ”) issued ASBJ Statement No. 9, “Accounting Standard for Measurement of Inventories,” inventories held for sale in the ordinary course of business are measured at the lower of cost or net selling value, which is defined as the selling price less additional estimated manufacturing costs and estimated direct selling expenses. The replacement cost may be used in place of the net selling value, if appropriate. Prior to April 1, 2008, inventories were stated at cost, determined by the latest purchase price.

The standard was effective for fiscal years beginning on or after April 1, 2008. The adoption of ASBJ Statement No. 9 did not have an impact on the Company’s consolidated financial position and results of operations.

d.	Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average cost method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realizable value by a charge to income.

Declines in fair value of held-to-maturity and available-for-sale securities are analyzed to determine if the decline is temporary or “other than temporary.” When other than temporary declines occur, the investment is reduced to its fair value and the amount of the reduction is reported as a loss. Any subsequent increases in other than temporary declines in fair value will not be realized until the securities are sold.

e.	Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that the Company does not control but over which the Company does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether a decline in fair value is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary, then a write-down to the estimated fair value is recorded.

f.	Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 3 to 47 years for buildings and structures, from 4 to 10 years for machinery and equipment, from 5 to 20 years for furniture and fixtures, and 5 years for lease assets.

Amendments to the Corporate Tax Law in Japan have resulted in changes to the depreciation methods used for property, plant and equipment acquired since April 1, 2007. Prior to these amendments, the Group’s depreciation methods were based on a depreciation limit of 95% and a residual value of 5% of the acquisition price of an asset. This depreciation limit and residual value were removed and the full acquisition price can now be depreciated to the nominal value of ¥1 at the end of the asset’s useful life, either on a straight-line basis or on a declining-balance basis. The depreciation rates for both methods, set forth by the Corporate Tax Law, were also amended. Assets acquired on or after April 1, 2007 are depreciated according to the new depreciation methods while existing assets acquired on or before March 31, 2007 are depreciated based on the traditional methods with the depreciation limit written off equally over 5 years.

g.	Impairment of Long-Lived Assets—The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

For the fiscal year ended March 31, 2010, the Company wrote down the book value of its corporate dormitory to its recoverable value. Such write-down amount, ¥123,426 thousand, was recorded as an impairment loss for the year.

h.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

i.

Operating Rights—Operating rights are mainly the right to operate the kiosk in factories which were acquired on December 2005 as part of a business transfer. Operating rights are carried at cost less accumulated amortization, which is calculated by the straight-line method over 5 years, and were fully amortized during the year ended March 31, 2011.

j.	Deposits—Deposits are mainly comprised of lease deposits for the Group’s office spaces and are refundable at the termination of each lease contract.

Insurance deposits consist of life insurance and non-life insurance policies for directors and employees, for which the Company is the named beneficiary. Most of the insurance deposits are refundable.

k.	Retirement and Pension Plans—The Company and certain subsidiaries have defined benefit corporate pension plans covering substantially all of their regular employees. The Group accounted for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

In July 2008, the ASBJ issued an Accounting Standard—ASBJ Statement No. 19, “Partial Amendments to Accounting Standard for Retirement Benefits (Part 3).” The amended standard required the companies to calculate retirement benefits based on the discount rate at the year-end date determined by government bonds, government agency securities and high quality corporate bonds. This standard was effective for fiscal years beginning on or after April 1, 2009. The adoption of ASBJ Statement No. 19 did not have a significant impact on the Company’s consolidated financial position and results of operations.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.

l.	Leases—In March 2007, the ASBJ issued an Accounting Standard—ASBJ Statement No. 13, “Accounting Standard for Lease Transaction and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance eliminated a transitional rule where companies were allowed to account for finance leases that did not transfer ownership at the end of the lease term as operating leases and required the companies to recognize them as finance leases on their balance sheet.

In accordance with new accounting standard for lease, the Company capitalized all finance leases on its consolidated balance sheets and is depreciating the leased assets by the straight-line method over their respective leased terms. However, finance leases that do not transfer ownership and whose commencement day falls prior to April 1, 2008 continue to be accounted for as an operating lease with required disclosure in the notes in accordance with an exceptional rule in the new accounting standard.

The revised accounting standard for lease transactions was effective for fiscal years beginning on or after April 1, 2008. The effect of this change was to increase operating income by ¥1,422 thousand and income before income taxes and minority interests by ¥143 thousand for the fiscal year ended March 31, 2009.

m.	Asset Retirement Obligations—In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 18, “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No. 21, “Guidance on Accounting Standard for Asset Retirement Obligations.” The new standard and related implementation guidance require companies to recognize asset retirement obligations as liabilities and the corresponding asset retirement costs as tangible fixed assets.

The accounting standard for asset retirement obligations is effective for fiscal years beginning on or after April 1, 2010, however, early adoption was permitted. The Company early adopted the accounting standard for the fiscal year ended March 31, 2010 and the effect of this change was to decrease operating income by ¥50,610 thousand.

n.	Financial Instruments—In March 2008, the ASBJ revised Accounting Standard—ASBJ Statement No. 10, “Accounting Standard for Financial Instruments” and ASBJ Guidance No. 19, “Guidance on Disclosures about Fair Value of Financial Instruments.” This revised standard and related implementation guidance expanded the disclosure requirements relating to the fair value measurements of financial instruments. This standard and implementation guidance were effective for the fiscal years ending on or after March 31, 2010. The adoption of ASBJ Statement No. 10 and related guidance did not have an impact on its consolidated financial position and results of operations.

o.	Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the temporary differences. The Group determined the recoverability of deferred tax assets based on all future information currently available.

p.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year-end are reflected in the consolidated financial statements in the year following shareholders’ approval.

q.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period.

r.	Revenue Recognition—Most of the operating businesses of the Group have contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

s.	Presentation of Comprehensive income—In June 2010, the ASBJ issued Accounting Standard—ASBJ Statement No. 25, “Accounting Standard for Presentation of Comprehensive Income.” This new standard requires the presentation of comprehensive income and other comprehensive income on financial statements. This standard was effective for the consolidated financial statements relates for the periods ending on or after March 31, 2011. The Company presented Accumulated other comprehensive income of the current year in the balance sheet and those of the prior years in Note 14 in conformity with ASBJ Statement No. 25.

3.	MARKETABLE AND INVESTMENT SECURITIES

Marketable and investment securities at March 31, 2011 and 2010 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Current—Debt securities	¥99,963	¥99,924	$1,204

Total	¥99,963	¥99,924	$1,204

Non-current:
Marketable equity securities	¥400,384	¥448,379	$4,824
Non-marketable equity securities	323,645	400,987	3,899

Total	¥724,029	¥849,366	$8,723

The decrease in the balance of non-marketable equity securities during the year ended March 31, 2011 is related to an impairment loss of ¥77,343 thousand ($932 thousand) recognized on preferred stocks held by the Company. The impairment is included in OTHER INCOME (EXPENSES) Other-net.

Information regarding marketable equity securities classified as available-for-sale and held-to-maturity debt securities at March 31, 2011 and 2010 was as follows:

	Thousands of Yen
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2011
Available-for-sale marketable equity securities	¥309,994	¥124,600	¥34,210	¥400,384
Held-to-maturity debt securities	99,963			99,963

Total	¥409,957	¥124,600	¥34,210	¥500,347

March 31, 2010
Available-for-sale marketable equity securities	¥290,007	¥177,653	¥19,281	¥448,379
Held-to-maturity debt securities	99,924			99,924

Total	¥389,931	¥177,653	¥19,281	¥548,303

	Thousands of U.S. Dollars
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2011
Available-for-sale marketable equity securities	$3,735	$1,501	$412	$4,824
Held-to-maturity debt securities	1,204			1,204

Total	$4,939	$1,501	$412	$6,028

Carrying amounts of available-for-sale securities whose fair value is not readily determinable as of March 31, 2011 and 2010 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Available-for-sale—Non-marketable equity securities	¥323,645	¥400,987	$3,899

The carrying amounts of debt securities by contractual maturities for securities classified as held-to-maturity at March 31, 2011 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥99,963	$1,204

4.	INVENTORIES

Inventories at March 31, 2011 and 2010 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Merchandise	¥261,222	¥422,835	$3,147
Raw materials	985,124	875,215	11,869
Supplies	212,411	246,932	2,559

Total	¥1,458,757	¥1,544,982	$17,575

5.	SHORT-TERM BANK LOANS

Short-term bank loans at March 31, 2011 consisted of notes to banks. The annual interest rates applicable to the short-term bank loans ranged from 0.44% to 0.96% at March 31, 2011.

As is customary in Japan, the Company maintains substantial deposit balances with banks with which it has borrowings. Such deposit balances are not legally or contractually restricted as to withdrawal.

General agreements with respective banks provide, as is customary in Japan, that additional collateral must be provided under certain circumstances if requested by such banks and that certain banks have the right to offset cash deposited with them against any long-term or short-term debt or obligation that becomes due and, in case of default and certain other specified events, against all other debts payable to the banks. The Company has never been requested to provide any additional collateral.

6.	LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS

The Company and certain subsidiaries have defined benefit corporate pension plans for employees.

Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.

The Company and one of its subsidiaries amended their pension plans from Tax-Qualified Annuity Plans to non-contributory defined benefit corporate pension plan during the years ended March 31, 2010 and 2011, respectively. During the year ended March 31, 2011, the subsidiary recognized the prior service credit of ¥37,370 thousand ($450 thousand) as a onetime amortization credit for the amendment on May 1, 2010, and during the year ended March 31, 2010, the Company recognized the prior service credit of ¥289,985 thousand as a onetime amortization credit for the amendment on July 1, 2009.

The liability for employees’ retirement benefits at March 31, 2011 and 2010 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Projected benefit obligation	¥7,824,419	¥7,559,212	$94,270
Fair value of plan assets	(5,723,675)	(5,912,500)	(68,960)
Unrecognized actuarial loss	(1,115,495)	(715,274)	(13,440)

Net amount on the consolidated balance sheets	985,249	931,438	11,870
Prepaid pension costs (included in Other assets)	(338,216)	(334,701)	(4,075)

Employees’ retirement benefits	¥1,323,465	¥1,266,139	$15,945

The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Service cost	¥541,931	¥544,033	¥547,820	$6,529
Interest cost	147,971	146,390	139,831	1,783
Expected return on plan assets	(118,221)	(96,652)	(117,510)	(1,424)
Amortization of prior service credit	(37,370)	(289,985)		(450)
Recognized actuarial loss	113,761	191,545	54,580	1,370

Net periodic benefit costs	¥648,072	¥495,331	¥624,721	$7,808

Assumptions used for the years ended March 31, 2011, 2010 and 2009 are set forth as follows:

	2011	2010	2009
Discount rate	2.0%	2.0%	2.0%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Amortization period of prior service credit relating to the plan amendment	One time amortization when incurred	One time amortization when incurred
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

7.	EQUITY

The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. If companies meet certain criteria such as: (1) having a Board of Directors, (2) having independent auditors, and (3) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets the above criteria.

The Companies Act permits companies to distribute dividends in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.

Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3,000 thousand.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Companies Act, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

8.	INCOME TAXES

The tax effects of temporary differences which resulted in deferred tax assets at March 31, 2011 and 2010 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,425,264	¥1,536,894	$17,172
Accrued enterprise taxes	128,424	135,439	1,547
Accrued social insurance contributions by employer	216,782	229,059	2,612
Accrued business office taxes	17,696	17,734	213
Other	46,104	28,568	556

Total	1,834,270	1,947,694	22,100

Deferred tax liabilities—other		5,946

Total		5,946

Net deferred tax assets	¥1,834,270	¥1,941,748	$22,100

Non-current:
Deferred tax assets:
Employees’ retirement benefits	¥436,055	¥404,416	$5,254
Loss on devaluation of investment securities	51,740	31,449	623
Loss on devaluation of golf membership	10,198	10,196	123
Retirement benefits for directors and corporate auditors	32,403	35,008	390
Loss on impairment of long-lived assets	55,115	66,532	664
Allowance for doubtful accounts	34,356	23,496	414
Asset retirement obligations	46,971	20,250	566
Other	19,575	27,471	236
Less valuation allowance	(88,494)	(101,794)	(1,066)

Total	597,919	517,024	7,204

Deferred tax liabilities—net unrealized gain on available-for-sale securities	36,345	64,868	438

Total	36,345	64,868	438

Net deferred tax assets	¥561,574	¥452,156	$6,766

A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Normal effective statutory tax rate	40%	40%	40%
Expenses not deductible for income tax purposes	1	1	1
Per capita levy of local taxes	5	5	5
Amortization of goodwill	2	3	3
Impairment loss of goodwill		4
Other—net		(2)	2

Actual effective tax rate	48%	51%	51%

9.	LEASES

The Group leases certain machinery, dining support service related equipment, office space and other assets.

Rent expenses for operating leases for the years ended March 31, 2011, 2010 and 2009 amounted to ¥1,466,046 thousand ($17,663 thousand), ¥1,373,181 thousand and ¥1,458,285 thousand, respectively.

Lease payments under finance leases for the years ended March 31, 2011, 2010 and 2009 were ¥250,035 thousand ($3,012 thousand), ¥365,284 thousand and ¥396,785 thousand, respectively.

Obligations under finance leases and future minimum payments under noncancelable operating leases were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011		2011
	Finance Leases	Operating Leases	Finance Leases	Operating Leases
Due within one year	¥153,207	¥125,025	$1,846	$1,506
Due after one year	460,752	167,035	5,551	2,013

Total	¥613,959	¥292,060	$7,397	$3,519

As discussed in Note 2.l, the Company accounts for leases which existed at the transition date and do not transfer ownership of the leased property to the lessee as operating lease transactions.

Pro forma information of such leased property existing at the transition date on an “as if capitalized” basis for the years ended March 31, 2011 and 2010 was as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2011				2011
	Machinery and Equipment	Furniture and Fixtures	Software	Total	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥34,416	¥817,790	¥11,608	¥863,814	$414	$9,853	$140	$10,407
Accumulated depreciation	(28,588)	(667,848)	(10,586)	(707,022)	(344)	(8,046)	(128)	(8,518)

Net leased asset	¥5,828	¥149,942	¥1,022	¥156,792	$70	$1,807	$12	$1,889

	Thousands of Yen
	2010
	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥36,496	¥1,332,144	¥130,857	¥1,499,497
Accumulated depreciation	(23,831)	(957,688)	(117,357)	(1,098,876)

Net leased asset	¥12,665	¥374,456	¥13,500	¥400,621

Obligations under finance leases:

	Thousands of Yen	Thousands of U.S. Dollars
	2011	2011
Due within one year	¥129,741	$1,563
Due after one year	34,015	410

Total	¥163,756	$1,973

Depreciation expense and interest expense under finance leases:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Depreciation expense	¥235,812	¥347,015	¥378,306	$2,841
Interest expense	6,856	13,675	19,296	83

Total	¥242,668	¥360,690	¥397,602	$2,924

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.

10.	ASSET RETIREMENT OBLIGATIONS

The Company recognizes asset retirement obligations for its headquarters and some regional offices on the basis of lease agreements. To estimate asset retirement obligations, the Company uses the estimated useful lives for periods ranging from 2 to 30 years and discount rates ranging from 0.239% to 2.130%.

For the year ended March 31, 2011, the Company added ¥51,555 thousand ($621 thousand) to the balance of asset retirement cost because it has become clear that retirement cost for some assets will be more than the estimation previously calculated, based on the latest information obtained by moving the headquarter office.

The following represents the changes in asset retirement obligations for the years ended March 31, 2011 and 2010:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Asset retirement obligations at beginning of year	¥87,091	¥81,481	$1,049
Additions to asset retirement obligations	59,770	2,223	720
Accretion of discount	1,028	1,133	13
Liabilities settled during the year		(2,200)
Revision to estimate	51,555	4,454	621

Asset retirement obligations at end of year	¥199,444	¥87,091	$2,403

11.	FINANCIAL INSTRUMENTS

(1) Financial Instruments

The Company obtains operating funds through loans from financial institutions such as banks and excess funds are invested only in short-term deposit with banks. Interest rates for the loans are determined based on discussion with the financial institutions considering the current short-term money market.

Credit risks for notes receivable and accounts receivable are managed based on internal risk management policy. The Company’s investment securities mainly consist of equity securities. For listed shares, the Company reviews their fair value on a quarterly basis.

(2) Fair Value of Financial Instruments

The carrying amount of financial instruments recorded in its consolidated balance sheets and their estimated fair value as of March 31, 2011 and 2010 are as follows:

	Thousands of Yen		Thousands of Yen		Thousands of U.S. Dollars
	2011		2010		2011
	Carrying Amount (*)	Fair Value (*)	Carrying Amount (*)	Fair Value (*)	Carrying Amount (*)	Fair Value (*)
Cash and cash equivalents	¥12,321,527	¥12,321,527	¥8,777,075	¥8,777,075	$148,452	$148,452
Notes receivable and accounts receivable	13,616,971	13,616,971	13,493,918	13,493,918	164,060	164,060
Marketable securities—Held-to-maturity debt securities	99,963	99,963	99,924	99,924	1,204	1,204
Investment securities—Available-for-sale marketable equity securities	400,384	400,384	448,379	448,379	4,824	4,824
Notes payable and accounts payable	(7,803,989)	(7,803,989)	(7,905,146)	(7,905,146)	(94,024)	(94,024)
Short-term bank loans	(2,000,000)	(2,000,000)	(500,000)	(500,000)	(24,096)	(24,096)

(*)	( ) indicates liability account.

In accordance with the requirement of ASBJ Statement No. 10, “Accounting Standard for Financial Instruments,” the Company has provided the above fair value estimates and the following information about valuation methodologies.

Cash and cash equivalents

Due to nature of cash and cash equivalents, the fair value approximates the carrying value.

Notes receivable and accounts receivable

As these are settled in a short-term period, the fair value approximates the carrying value.

Marketable securities

Due to the nature and remaining terms of held-to-maturity debt securities, the fair value approximates the amortized cost.

Investment securities

Equity securities are valued using quoted market prices.

Notes payable and accounts payable

As these are settled in a short-term period, the fair value approximates the carrying value.

Short-term bank loans

As these are settled in a short-term period, the fair value approximates their carrying value.

Because unlisted shares do not have market price and future cash flows are not estimable, it was determined that obtaining fair value information for non-marketable equity securities was not practicable. Thus, unlisted shares, whose carrying amount as of March 31, 2011 and 2010 were ¥1,070,788 thousand ($12,901 thousand) and ¥1,058,973 thousand, respectively, are not included in “Investment securities—other securities” in the list above.

12.	SEGMENT INFORMATION

Information about industry segments of the Group for the years ended March 31, 2011, 2010 and 2009 is set forth below. In November 2008, the Company disposed of its Temporary Staffing Services and in March 2011, the Company disposed of its Linen Supply Services.

Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥136,036,998	¥6,747,427	¥1,827,560	¥250,512	¥144,862,497		¥144,862,497
Intersegment sales	1,166,926	1,286,006	701,305	272,856	3,427,093	¥(3,427,093)

Total sales	137,203,924	8,033,433	2,528,865	523,368	148,289,590	(3,427,093)	144,862,497
Operating expenses	128,833,051	7,950,403	2,278,133	604,631	139,666,218	(1,046,528)	138,619,690

Operating income (loss)	¥8,370,873	¥83,030	¥250,732	¥(81,263)	¥8,623,372	¥(2,380,565)	¥6,242,807

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥27,149,121	¥3,146,105		¥40,485	¥30,335,711	¥8,111,664	¥38,447,375
Depreciation and other	329,801	115,262	¥68,755	214	514,032	244,465	758,497
Capital expenditures	622,455	298,000	3,524	526	924,505	516,488	1,440,993

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,639,000	$81,294	$22,019	$3,018	$1,745,331		$1,745,331
Intersegment sales	14,059	15,494	8,449	3,288	41,290	$(41,290)

Total sales	1,653,059	96,788	30,468	6,306	1,786,621	(41,290)	1,745,331
Operating expenses	1,552,205	95,788	27,447	7,285	1,682,725	(12,609)	1,670,116

Operating income (loss)	$100,854	$1,000	$3,021	$(979)	$103,896	$(28,681)	$75,215

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of U.S. Dollars
	2011
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	$327,098	$37,905		$487	$365,490	$97,731	$463,221
Depreciation and other	3,974	1,389	$828	2	6,193	2,945	9,138
Capital expenditures	7,499	3,590	43	6	11,138	6,223	17,361

a.	Sales and Operating Income

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥134,003,532	¥7,027,224	¥1,449,681	¥208,638	¥142,689,075		¥142,689,075
Intersegment sales	633,736	847,253	426,754	255,429	2,163,172	¥(2,163,172)

Total sales	134,637,268	7,874,477	1,876,435	464,067	144,852,247	(2,163,172)	142,689,075
Operating expenses	126,328,216	7,789,752	1,688,129	515,161	136,321,258	(184,001)	136,137,257

Operating income (loss)	¥8,309,052	¥84,725	¥188,306	¥(51,094)	¥8,530,989	¥(1,979,171)	¥6,551,818

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2010
	Food Business	Office Coffee and Tea Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥29,165,658	¥3,091,287	¥1,362,482	¥55,743	¥33,675,170	¥1,292,350	¥34,967,520
Depreciation and other	307,979	80,902	64,151	183	453,215	135,649	588,864
Impairment loss	4,804				4,804	123,426	128,230
Capital expenditures	280,869	126,578	9,586	260	417,293	136,576	553,869

a.	Sales and Operating Income

	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥133,182,813	¥7,968,101	¥5,354,844	¥1,444,549	¥255,078	¥148,205,385		¥148,205,385
Intersegment sales		228,321	118,508	416,962	251,047	1,014,838	¥(1,014,838)

Total sales	133,182,813	8,196,422	5,473,352	1,861,511	506,125	149,220,223	(1,014,838)	148,205,385
Operating expenses	126,468,024	7,895,154	5,355,943	1,690,224	522,311	141,931,656	836,848	142,768,504

Operating income (loss)	¥6,714,789	¥301,268	¥117,409	¥171,287	¥(16,186)	¥7,288,567	¥(1,851,686)	¥5,436,881

b.	Total Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2009
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Total assets	¥30,824,442	¥4,014,612		¥1,510,057	¥72,932	¥36,422,043	¥109,999	¥36,532,042
Depreciation and other	239,946	65,491	¥9,516	79,212	250	394,415	105,771	500,186
Impairment loss	1,114					1,114		1,114
Capital expenditures	410,310	24,395		167,250		601,955	175,803	777,758

The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2011, 2010 and 2009.

13.	RELATED PARTY TRANSACTIONS

Transactions of the Company with subsidiaries and associated companies for the years ended March 31, 2011, 2010 and 2009 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Tax accountant fee to a corporate auditor (1)	¥2,014	¥1,428		$24
Purchase transactions with a subsidiary of a shareholder during the year (2)	9,995,806	9,622,190	¥10,257,589	120,431

The balances due to or from these subsidiaries and associated companies at March 31, 2011, 2010 and 2009 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Short-term loans made to a subsidiary of a major shareholder during the year (3)	¥1,460,273	¥727,123	$17,594
Account payable to a subsidiary of a shareholder	1,715,068	1,684,175	20,663

Notes:	(1) There was no material transaction with the corporate auditor for the year ended March 31, 2009.
(2) In October 2006, the ASBJ issued Accounting Standard—ASBJ Statement No. 11, “Accounting Standard for Related Party Disclosures,” and ASBJ Guidance No. 13, “Guidance on Accounting Standard for Related Party Disclosures.” The new standard and related implementation guidance address the definition of related parties and transactions subject to disclosure. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2008. According to the standard and implementation guidance, the Company has disclosed the purchase of certain materials from a major subsidiary of a shareholder since the fiscal year ended March 31, 2009.
(3) Short-term loans generally have less than one month term. The amounts in the table represent the average balances of the short-term loans during the year.

14.	COMPREHENSIVE INCOME

Total comprehensive income for the years ended March 31, 2010 and March 31, 2009 was as follows:

	Thousands of Yen
	2010	2009
Total comprehensive income attributable to:
Owners of the parent	¥2,984,010	¥2,887,625
Minority interests	5,897	5,616

Total comprehensive income	¥2,989,907	¥2,893,241

Other comprehensive income for the years ended March 31, 2010 and March 31, 2009 was as follows:

	Thousands of Yen
	2010	2009
Other comprehensive income
Unrealized gain (loss) on available-for-sale securities (net of tax)	¥46,261	¥(47,332)

Total other comprehensive income	¥46,261	¥(47,332)

15.	SUBSEQUENT EVENT

On June 28, 2011, the shareholders of the Company approved payments of cash dividends to the shareholders of record on March 31, 2011 of ¥1,530 thousand ($18 thousand) per share or a total of ¥847,620 thousand ($10,212 thousand) at the Company’s ordinary general meeting of shareholders.

There was an outbreak of illness from food poisoning incidents caused by bacterial contraction in a number of kitchens operated by the Company. The incidents were initially reported on September 5, 2011 from 13 kitchens operated by the Company. The outbreak was caused by a single source of food from a third-party food supplier.

The affected kitchens were temporarily closed by order of the public health center but all kitchens have fully reopened as of October 4, 2011.

The Company has not completed its analysis of the expected total financial impact caused by this incident. Notwithstanding, the Company does not expect this incident will have a material impact on its consolidated statement of financial position or consolidated statement of income.

16.	RECONCILIATION TO U.S. GAAP

The consolidated financial statements of the Group are prepared in accordance with Japanese GAAP, which varies in certain significant respects from U.S. GAAP. The following are reconciliations of equity and net income of the Company applying U.S. GAAP instead of Japanese GAAP.

Note that in June 2009, the Financial Accounting Standards Board (the “FASB”) issued the Accounting Standards Codification (the “ASC”). The ASC has become the source of authoritative U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. This Codification was effective for fiscal years and interim periods ended after September 15, 2009. The Company adopted the Codification for the year ended March 31, 2010. This adoption did not have a significant impact on the Company’s financial position and results of operations. However, throughout this note to the consolidated financial statements, references that were previously made to various former authoritative U.S. GAAP pronouncements have been removed.

The Group’s equity as of March 31, 2011 and 2010 is reconciled as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Equity in accordance with Japanese GAAP	¥13,937,449	¥12,285,095	$167,921

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	7,384,256	7,472,446	88,967
b. Accrued vacation	(2,266,212)	(2,252,942)	(27,304)
c. Employees’ retirement benefits	(1,886,812)	(1,440,757)	(22,733)
e. Capital leases	(13,508)	(21,222)	(163)
f. Tax effect of adjustments	(317,263)	(663,573)	(3,822)

Total	2,900,461	3,093,952	34,945

Shareholders’ equity in accordance with U.S. GAAP	¥16,837,910	¥15,379,047	$202,866

The Group’s net income for the years ended March 31, 2011, 2010 and 2009 is reconciled as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Net income in accordance with Japanese GAAP	¥3,456,308	¥2,937,749	¥2,934,957	$41,642

Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	(88,190)	593,761	33,714	(1,062)
b. Accrued vacation	(13,270)	(214,965)	(339,564)	(160)
c. Employees’ retirement benefits	(19,564)	(274,942)	(7,639)	(236)
d. Asset retirement obligation		30,604	(4,502)
e. Capital leases	7,716	11,035	485	93
f. Tax effect of adjustments	173,776	340,394	295,907	2,094

Total	60,468	485,887	(21,599)	729

Net income in accordance with U.S. GAAP	¥3,516,776	¥3,423,636	¥2,913,358	$42,371

ASC 220, “Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the years ended March 31, 2011, 2010 and 2009:

Comprehensive income	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Net income in accordance with U.S. GAAP	¥3,516,776	¥3,423,636	¥2,913,358	$42,371
Unrealized gain (loss) on available-for-sale securities (net of tax)	(40,691)	46,261	(47,332)	(490)
Employees’ retirement benefits (net of tax)	(253,959)	646,288	(1,064,369)	(3,060)

Total comprehensive income	¥3,222,126	¥4,116,185	¥1,801,657	$38,821

The analysis of changes in shareholders’ equity under U.S. GAAP is as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Shareholders’ equity at beginning of year	¥15,379,047	¥15,651,293	¥15,844,514	$185,290
Comprehensive income	3,222,126	4,116,185	1,801,657	38,821
Cash dividends	(1,710,752)	(4,394,328)	(2,000,494)	(20,612)
Noncontrolling interests	(52,511)	5,897	5,616	(633)

Shareholders’ equity at end of year	¥16,837,910	¥15,379,047	¥15,651,293	$202,866

The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.

a.	Business Combinations

Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which was effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Commercial Code of Japan (the “Code”), currently code of Companies Act.

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the acquisition method as defined in ASC 805, “Business Combinations.” ASC 805 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of ASC 350, “Intangibles—Goodwill and Other,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill or indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired the remaining 47.2% of common stock of Mefos in a series of step acquisitions that concluded in December 2005.

In March 2006, the Company and Atlas merged, leaving the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary, Mefos.

Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between entities under common control. Such transfer is accounted for by the receiving entity at the carrying amounts, including goodwill in the accounts of the transferring entity at the date of the transfer. Consequently, the one-time accelerated goodwill amortization charge is reversed for U.S. GAAP reporting purposes.

On November 1, 2007, the Company completed its merger with Yamato.

On April 1, 2008, the Company completed its merger with its wholly owned subsidiaries, Kizembo and AIM Dining Support Co., Ltd. All assets and liabilities of these entities were transferred to the Company at the appropriate carrying amount and there is no impact on the Company’s consolidated financial statements as well as the reconciliation to U.S. GAAP.

Goodwill:

The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2011 and 2010:

	Thousands of Yen					Thousands of U.S. Dollars
	2011					2011
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018	$5,818	$(5,818)		$4,000	$4,000
Mefos	6,175,740	(5,280,483)	¥895,257	1,875,532	980,275	74,407	(63,621)	$10,786	22,597	11,811
Yamato	2,982,465	(1,989,613)	992,852	2,112,419	1,119,567	35,933	(23,971)	11,962	25,451	13,489

Total	¥9,641,140	¥(7,753,031)	¥1,888,109	¥4,319,969	¥2,431,860	$116,158	$(93,410)	$22,748	$52,048	$29,300

	Thousands of Yen
	2010
	Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, Net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(482,935)		¥332,018	¥332,018
Mefos	6,175,740	(5,161,116)	¥1,014,624	1,875,532	860,908
Yamato	2,982,465	(1,791,042)	1,191,423	2,112,419	920,996

Total	¥9,641,140	¥(7,435,093)	¥2,206,047	¥4,319,969	¥2,113,922

Note: The accumulated amortization expense for Yamato as of March 31, 2010 consists of the accumulated amortization expense for goodwill amounting to ¥1,212,986 thousand, and the impairment charge recorded under Japanese GAAP during the year ended March 31, 2010 amounting to ¥578,056 thousand. Under Japanese GAAP, the impairment loss of goodwill was included in OTHER INCOME (EXPENSES).

For U.S. GAAP reporting purposes, prior to March 31, 2006, the Company recognized goodwill impairment in connection with the acquisition of Atlas and its subsidiary, Mefos.

For U.S. GAAP reporting purposes, the goodwill recognized in connection with the Kizembo acquisition was amortized for those periods prior to the adoption of ASC 350. For the years ended March 31, 2011, 2010 and 2009 the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥317,938 thousand ($3,831 thousand), ¥414,281 thousand and ¥414,281 thousand, respectively, recorded under Japanese GAAP.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥317,938	$3,831
2013	317,938	3,831
2014	317,938	3,831
2015	317,938	3,831
2016	317,938	3,831

Adjustment to intangible assets:

Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of purchase price allocation in a business combination.

In connection with the above-mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and when applicable amortized those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above-mentioned business combinations as of March 31, 2011 and 2010:

	Thousands of Yen						Thousands of U.S. Dollars
	2011			2010			2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	¥7,366,836	¥(2,751,740)	¥4,615,096	¥7,366,836	¥(2,337,819)	¥5,029,017	$88,757	$(33,153)	$55,604
Trademarks	361,723		361,723	361,723		361,723	4,358		4,358

Total	¥7,728,559	¥(2,751,740)	¥4,976,819	¥7,728,559	¥(2,337,819)	¥5,390,740	$93,115	$(33,153)	$59,962

For the years ended March 31, 2011, 2010 and 2009 the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,921 thousand ($4,987 thousand), ¥413,392 thousand and ¥413,392 thousand, respectively.

Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.

Under U.S. GAAP, the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2012	¥413,921	$4,987
2013	413,921	4,987
2014	413,921	4,987
2015	413,921	4,987
2016	413,921	4,987

Other adjustments in connection with business combinations:

The following table represents a summary of other adjustments in connection with the Yamato business combination as described above as of March 31, 2011 and 2010 and for the years ended March 31, 2011, 2010 and 2009:

	Thousands of Yen					Thousands of U.S. Dollars
	2011		2010		2009	2011
	As of March 31, 2011	Year Ended March 31, 2011	As of March 31, 2010	Year Ended March 31, 2010	Year Ended March 31, 2009	As of March 31, 2010	Year Ended March 31, 2010
Deferred revenue recognized under U.S. GAAP not recognized under Japanese GAAP, and amortization of deferred revenue (1)		¥7,793	¥(7,793)	¥18,681	¥32,825		$94
Miscellaneous items, net	¥(24,423)		(24,423)			$(294)

Total	¥(24,423)	¥7,793	¥(32,216)	¥18,681	¥32,825	$(294)	$94

(1)	Under Japanese GAAP, Yamato, the acquired company, had arrangements that required Yamato’s customers to pay a certain amount of revenue at the start of the contract prior to the acquisition date. These up-front payments were characterized as non-refundable and were related to services to be provided in future years. Yamato recognized these payments as revenue on a cash received basis. Under U.S. GAAP, the up-front payments are deferred over the longer of the contractual life of an arrangement or the customer relationship life. In addition, if the balance sheet of an acquired entity immediately before the acquisition date includes deferred revenue, the acquiring entity is required to recognize a liability if such deferred revenue represents a legal obligation assumed by the acquiring entity. The amount assigned to that liability is based on its estimated fair value at the acquisition date.

Business combinations adjustments summary:

The following table summarizes the U.S. GAAP adjustments related to the above-mentioned business combinations:

	Thousands of Yen					Thousands of U.S. Dollars
	2011		2010		2009	2011
	As of March 31, 2011	Year Ended March 31, 2011	As of March 31, 2010	Year Ended March 31, 2010	Year Ended March 31, 2009	As of March 31, 2011	Year Ended March 31, 2011
Goodwill	¥2,431,860	¥317,938	¥2,113,922	¥992,337	¥414,281	$29,299	$3,831
Intangible assets	4,976,819	(413,921)	5,390,740	(417,257)	(413,392)	59,962	(4,987)
Land, deferred revenue, and other fair value adjustments	(24,423)	7,793	(32,216)	18,681	32,825	(294)	94

Total	¥7,384,256	¥(88,190)	¥7,472,446	¥593,761	¥33,714	$88,967	$(1,062)

b.	Accrued Vacation

Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with ASC 710, “Compensation—General,” absences such as vacations are accrued when earned by employees.

As disclosed in Note 2.a, the Company sold its wholly owned subsidiary, Any, with gains of ¥424,557 thousand in accordance with Japanese GAAP and ¥443,922 thousand in accordance with U.S. GAAP. The difference in gains from the sale between Japanese GAAP and U.S. GAAP amounting to ¥19,365 thousand consisted mainly of the difference arising from different accounting for accrued vacation of ¥18,564 thousand.

c.	Employees’ Retirement Benefits

Japanese GAAP and U.S. GAAP follow similar principles in accounting for retirement benefit obligations; however, there are several differences in the detailed application of these principles.

Under Japanese GAAP, the Group adopted the accounting standard for retirement benefits as of April 1, 2000. Upon adoption, an election to amortize the transition obligation over a 5 to 12 year period was made.

The following represent the most relevant differences between Japanese GAAP and U.S. GAAP in connection with assumptions used to calculate the pension liability:

(1)	Unlike U.S. GAAP, there is no corridor approach under Japanese GAAP but it includes the consideration of materiality with regard to the selection of assumptions to determine past benefit obligations and therefore the resulting recognition of actuarial differences.

(2)	Under Japanese GAAP, the prior service credits of ¥37,370 thousand ($450 thousand) and ¥289,985 thousand which were recognized as a result of amendments of the pension plans amendment were included in net periodic pension credit entirely in the year ended March 31, 2011 and the year ended March 31, 2010, respectively. Under U.S. GAAP, the prior service credit was recognized as a charge to other comprehensive income at the date of amendment and amortized as a component of net periodic pension cost over the average remaining service period. Unamortized prior service credit as of March 31, 2011 and as of March 31, 2010 were ¥264,123 thousand ($3,182 thousand) and ¥272,521 thousand, respectively, and were included in accumulated other comprehensive income.

(3)	Under Japanese GAAP, the Company was able to use average interest rates over a certain period to discount benefit obligations, as a result, the discount rate was not necessarily the rate prevailing on the balance sheet date. This introduced a smoothing effect that is not accepted under U.S. GAAP. However, due to the amendment of related Japanese GAAP, for the year ended March 31, 2010, there is currently no significant difference between Japanese GAAP and U.S. GAAP with regard to the discount rate used to derive the benefit obligations. In addition, it is acceptable to select the same discount rate as the prior year under Japanese GAAP as long as there would be only a minor difference between the projected benefit obligations estimated using the rate as of the balance sheet date and the one estimated using the prior year’s rate. However, there is no such exception under U.S. GAAP. See Note 2.k for further details.

The liability for employees’ retirement benefits at March 31, 2011 and 2010 under U.S. GAAP consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2010	2011
Projected benefit obligation	¥(8,595,736)	¥(8,284,695)	$(103,563)
Fair value of plan assets	5,723,675	5,912,500	68,960

Net liability under U.S. GAAP	(2,872,061)	(2,372,195)	(34,603)

Net liability under Japanese GAAP:
Employees’ retirement benefits	(1,323,465)	(1,266,139)	(15,945)
Prepaid pension costs	338,216	334,701	4,075

Total	(985,249)	(931,438)	(11,870)

Equity reconciliation item	¥(1,886,812)	¥(1,440,757)	$(22,733)

Under Japanese GAAP, it is not required to recognize the overfunded or underfunded status of a defined benefit postretirement plan in the statement of financial position. Under U.S. GAAP, the gains or losses and prior service costs that arise during the period but are not recognized as components of net periodic benefit cost are recognized as a component of other comprehensive income, net of tax.

Under U.S. GAAP, the components of net periodic benefit costs for the years ended March 31, 2011, 2010 and 2009 are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Service cost	¥648,075	¥652,579	¥607,392	$7,808
Interest cost	119,879	117,435	142,156	1,444
Amortization of prior service credit	(26,550)	(17,033)		(320)
Expected return on plan assets	(117,162)	(96,125)	(117,188)	(1,411)
Recognized actuarial gain	43,394	113,417		523

Net periodic benefit costs under U.S. GAAP	667,636	770,273	632,360	8,044
Net periodic benefit costs under Japanese GAAP	648,072	495,331	624,721	7,808

Net income reconciliation item	¥19,564	¥274,942	¥7,639	$236

The U.S. GAAP assumptions used for the years ended March 31, 2011, 2010 and 2009 are set forth below:

	2011	2010	2009
Discount rate	1.50%	1.50%	1.50%
Expected rate of return on plan assets	2.0%	2.0%	2.0%
Amortization period of prior service credit relating to the plan amendment	From 8 to 12 years	12 years
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 12 years	From 5 to 12 years

d.	Asset Retirement Obligation

Previously under Japanese GAAP, the Group did not recognize any liability for future legal obligations for asset retirement associated with the restoration of leased properties to their original condition because there was no specific requirement. From the year ended March 31, 2010, the Group recognizes a liability for future legal obligation in accordance with new standard issued by the ASBJ as noted in Note 2.m. Under U.S. GAAP, ASC 410, “Asset Retirement and Environmental Obligations,” requires a company to record a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and/or the normal operation of a long-lived asset, at its fair value. Such obligation generally includes provisions under a lease agreement to remove assets placed in service at the leased premises or improvements made to the leased property during the lease term.

The Group leases several corporate and regional offices and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed when the lessee moves out of the leased property. As a result, the Group will incur certain future costs for the restorations that are required under the lease agreements.

The following table presents asset retirement costs, asset retirement obligations, and related expenses in connection with the Group’s real estate leases as of and for the years ended March 31, 2010 and 2009:

	Thousands of Yen
	2010	2009
Asset retirement costs—depreciation expense		¥(8,010)
Asset retirement obligations—accretion expense		(1,046)
Impairment loss		(445)
Other income	¥30,604	4,999

Asset retirement obligation impact on net income before income tax	¥30,604	¥(4,502)

Other income for the year ended March 31, 2010 mainly consists of a reversal of asset retirement costs for the prior years, which were expensed in the year ended March 31, 2010 under Japanese GAAP as a result of adoption of new standard as noted in Note 2.m.

e.	Capital Leases

Previously, Japanese GAAP permitted finance leases that did not transfer ownership of the leased property to a lessee to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the notes to the lessee’s financial statements. However, as explained in Note 2.l, the new accounting standard for lease required the Company to capitalize all finance leases on its consolidated balance sheet.

Finance leases that do not transfer ownership and whose commencement day falls prior to the first year of implementation of this accounting standard may continue to be accounted for as an operating lease with required pro forma disclosure in the notes in accordance with an exception rule in the new accounting standard. Refer to Notes 2.l and 9.

U.S. GAAP requires the application of ASC 840, “Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in ASC 840 and determined that certain of its leases should be capitalized.

The Company sells certain vending machines to third-party leasing companies and, at the same time, enters into agreements to lease back the machines. Such transactions have been accounted for as a sale and an operating lease under Japanese GAAP, while, under U.S. GAAP, they have been accounted for as a sale and capital lease as the lease term equals or exceeds 75% of remaining estimated economic life of the leased asset at the inception of the lease.

The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as of March 31, 2011 and 2010, and income statement related information for the years ended March 31, 2011, 2010 and 2009:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Machinery and equipment	¥91,666	¥75,871		$1,104
Furniture and fixtures	1,211,962	1,793,570		14,602
Other assets	95,727	259,483		1,153
Accumulated depreciation	(1,006,895)	(1,460,658)		(12,131)
Lease obligation	(406,439)	(690,515)		(4,897)
Other long-term liabilities	471	1,027		6

Net impact on shareholders’ equity	¥(13,508)	¥(21,222)		$(163)

Reversal of operating lease expense	¥390,044	¥541,293	¥587,382	$4,699
Lease asset depreciation under U.S. GAAP	(367,066)	(507,395)	(558,217)	(4,422)
Lease related interest expense under U.S. GAAP	(15,262)	(22,863)	(28,680)	(184)

Lease related impact on net income before income tax	¥7,716	¥11,035	¥485	$93

f.	Tax Effect of Adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with ASC 740, “Income Taxes.” Other than the deferred tax impact related to the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP.

The following table illustrates the impact on the Japanese GAAP deferred tax assets and liabilities in the Group’s consolidated balance sheets as a result of the U.S. GAAP adjustments as of March 31, 2011 and 2010:

	Thousands of Yen			Thousands of U.S. Dollars
	2011			2011
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,834,270	¥135,210	¥1,969,480	$22,100	$1,629	$23,729
Non-current deferred tax assets	561,574	337,275	898,849	6,766	4,063	10,829
Non-current deferred tax liabilities		(789,748)	(789,748)		(9,515)	(9,515)

Net deferred tax assets	¥2,395,844	¥(317,263)	¥2,078,581	$28,866	$(3,823)	$25,043

	Thousands of Yen
	2010
	Japanese GAAP Balances	ASC 740 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance sheet:
Current deferred tax assets	¥1,941,748	¥135,176	¥2,076,924
Non-current deferred tax assets	452,156	350,875	803,031
Non-current deferred tax liabilities		(1,149,624)	(1,149,624)

Net deferred tax assets	¥2,393,904	¥(663,573)	¥1,730,331

g.	Cash and Cash Equivalents

In accordance with Japanese GAAP, the Group’s cash and cash equivalents consist of short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of security investment trusts, all of which mature or become due within three months of the date of acquisition. The Group also considers a restricted cash deposit of ¥13,641 thousand as of March 31, 2009, which is to be used to buy back its own shares to be a cash equivalent. There was no restricted cash deposit as of March 31, 2011 and 2010.

Under U.S. GAAP, cash equivalents are defined as short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Additionally, restricted cash should be disclosed separately from cash and cash equivalents on the face of the balance sheet and should not be included in the cash total in the statement of cash flows.

The Group has presented the balance of the restricted cash deposit as an investing activity in the consolidated statements of cash flows as of March 31, 2010 and 2009 for U.S. GAAP reporting purposes.

The following table represents the Group’s condensed consolidated information related to the statements of cash flows under U.S. GAAP for the years ended March 31, 2011, 2010 and 2009:

	Thousands of Yen			Thousands of U.S. Dollars
	2011	2010	2009	2011
Net cash provided by operating activities	¥4,108,530	¥3,738,266	¥4,301,470	$49,500
Net cash (used in) provided by investing activities	(379,726)	1,246,374	(2,100,437)	(4,575)
Net cash used in financing activities	(184,352)	(4,443,176)	(2,574,422)	(2,221)

Net (decrease) increase in cash and cash equivalents	3,544,452	541,464	(373,389)	42,704
Cash and cash equivalents at beginning of year	8,777,075	8,235,611	8,609,000	105,748

Cash and cash equivalents at end of year	¥12,321,527	¥8,777,075	¥8,235,611	$148,452

h.	Recent Accounting Pronouncements Adopted and to Be Adopted in Future Periods

U.S. GAAP

In August 2009, the FASB issued Accounting Standard Update regarding the fair value measurements of liabilities, Accounting Standard Update No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” Under this guidance, in situations where a quoted price in an active market for an identical liability is not available, a reporting entity is required to measure fair value using one of two prescribed valuation techniques. There is no requirement to consider transfer restrictions on the liability. This guidance was effective for the first interim and annual reporting periods beginning after August 26, 2009. The effect of the adoption of this provision on the companies’ financial position and results of operations was immaterial.

In October 2009, the FASB issued Accounting Standard Update regarding the accounting for multiple-deliverable arrangements, Accounting Standard Update No. 2009-13, “Revenue Recognition (Topic 605).” The guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. The amendments in this guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the potential impact from adopting this guidance on its financial position and results of operations.

In January 2010, the FASB issued Accounting Standard Update which requires an additional disclosure and clarifies existing disclosure requirements related to fair value measurements, Accounting Standard Update No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” The guidance requires additional disclosure of significant transfers in and out of Level 1 and Level 2 fair value measurements and activity in Level 3 fair value measurement. This guidance also clarifies existing disclosure requirements regarding level of disaggregation and valuation inputs and techniques. This guidance was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective for interim and annual reporting periods beginning after December 15, 2010. Early adoption is permitted. The Company adopted this guidance on April 1, 2010, except for the disclosure with regard to the Level 3 activity, which had no impact on its financial position and results of operations.

In May 2011, the FASB issued Accounting Standard Update No. 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The guidance amends the terms used in the requirements for fair value measurements and disclosures under ASC 820, “Fair Value Measurement.” It also amends certain principles and requirements of fair value measurements and disclosures, and expands the disclosure requirements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2011. The Company does not expect its adoption will have a material impact on its financial position and results of operations.

In June 2011, the FASB issued Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220)—Presentation of Comprehensive Income.” The guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in equity and requires that all non-owner changes in equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2011. This guidance will only affect the presentation of other comprehensive income, and will not affect the Company’s financial position and results of operations.

Japanese GAAP

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 17, “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” and ASBJ Guidance No. 20, “Guidance on Accounting Standard for Disclosures about Segments of an Enterprise and Related Information.” The new standard and related implementation guidance adopt the management approach to determine operating segments. Additionally, the standard and its implementation guidance clarify the aggregation criteria and the quantitative thresholds to determine the reporting segments and also provide the related disclosure requirements. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2011. The Company believes that the adoption of ASBJ Statement No. 17 and ASBJ Guidance No. 20 will not have a significant impact on its consolidated financial position and results of operations.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 7, “Revised Accounting Standard for Business Divestitures.” The standard prescribes the accounting treatment for corporate divestitures and business transfers for the transferor in order to provide consistency with the revised Accounting Standards of “Business Combination.” This standard is applied to corporate divestitures and business transfers which occurred on or after April 1, 2010. It was not prohibited to apply this standard for a corporate divestiture or business transfer that occurred during the fiscal year beginning on or after April 1, 2009. The effect of the adoption of this provision on the companies’ financial position and results of operations was immaterial.

In March 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 16, “Accounting Standard for Equity Method of Accounting for Investments” and Practical Issue Task Force (“PITF”) No. 24, “Practical Solution on Unification of Accounting Policies Applied to Associates Accounted for Using the Equity Method.” This new standard and PITF require the accounting policies applied by an entity, its subsidiaries and its equity method investees to be consistent with each other. This standard and PITF have been applied to fiscal years beginning on or after April 1, 2010. The effect of the adoption of these provisions on the companies’ financial position and results of operations was immaterial.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 21, “Accounting Standard for Business Combinations.” This new standard amends “Accounting Standard for Business Combinations” (issued in 2003) partially. The amendments include (1) abolishment of pooling of interests method, (2) measurement date of fair value of shares in a share exchange, (3) determination of the purchase price of the acquired company in a step acquisition, (4) accounting treatment of negative goodwill and (5) accounting in process research and development costs. The accounting standard is to be applied for business combinations and business divestitures which are performed on or after April 1, 2010. It is not prohibited to apply this standard to the first business combination or business divestiture occurring during the fiscal years beginning on or after April 1, 2009. The effect of the adoption of this provision on the companies’ financial position and results of operations was immaterial.

In December 2008, the ASBJ issued Accounting Standard—ASBJ Statement No. 22, “Accounting Standard for Consolidated Financial Statements.” This new standard partially amends the “Consolidation Principle” issued in 1997 by abolishing the proportionate valuation method which allowed companies to value only their proportionate share of assets and liabilities in a subsidiary based on the company’s interest at fair value at the time of acquisition. This standard requires that companies measure the total fair value of an entity including minority interests upon acquisition. This standard applies to business combinations and business divestitures which occur on or after April 1, 2010. Early adoption is permitted. The effect of the adoption of this provision on the companies’ financial position and results of operations was immaterial.

In December 2009, the ASBJ issued Accounting Standard—ASBJ Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” and ASBJ Implementation Guidance No. 24, “Guidance on Accounting Standard for

Accounting Changes and Error Corrections.” This new standard and implementation guidance clarify the treatment for retrospective applications to past financial statements when changes in accounting policies, changes in presentations and corrections of prior period errors are made, as well as the treatment for changes in accounting estimates, as required in the global accounting standards. This standard and implementation guidance apply to accounting changes and corrections of prior period errors which are made after the beginning of the fiscal year beginning on or after April 1, 2011. The Company does not expect its adoption will have a material impact on its financial position and results of operations.